
TREASURY DEPARTMENT

Office of Comptroller of the Currency.

Washington, December 9,1881.

Whereas, *by satisfactory evidence presented to the undersigned it has been made to appear that "The* First National Bank of Ogden,"

in Ogden City

in the County of Weber *and* Territory of Utah, *has complied with all the provisions of the* Revised *Statutes of the United States, required to be complied with before an association shall be authorized to commence the business of Banking;*

Now therefore *I,* John J. Knox, *Comptroller of the Currency, do hereby certify that "The* First National Bank of Ogden," *in* Ogden City,

in the County of Weber *and* Territory of Utah, *is authorized to commence the business of Banking as provided in Section Fifty one hundred and sixty nine of the Revised Statutes of the United States.*

In testimony whereof *witness my hand and Seal of office this* 9th *day of* December 1881.

L. S.

CERTIFICATE

APPROVING CONSOLIDATION OF NATIONAL BANKS

TREASURY DEPARTMENT
OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, D. C., OCTOBER 2, *1922*

Whereas, *by satisfactory evidence presented to the undersigned, it has been made to appear that the directors and shareholders of* THE FIRST NATIONAL BANK OF OGDEN *located in the* CITY *of* OGDEN, *in the County of* WEBER *and State of* UTAH *and the directors and shareholders of* THE UTAH NATIONAL BANK OF OGDEN *located in the* CITY *of* OGDEN *in the County of* WEBER *and State of* UTAH *have complied with all the provisions of an Act of Congress, entitled: "An Act to provide for the consolidation of National Banking Associations," approved November 7, 1918:*

Now, therefore, *I,* J. P. KANE ACTING *Comptroller of the Currency, do hereby certify that* THE FIRST NATIONAL BANK OF OGDEN *and* THE UTAH NATIONAL BANK OF OGDEN *have been consolidated under the charter of* THE FIRST NATIONAL BANK OF OGDEN *and under the corporate title of* "THE FIRST & UTAH NATIONAL BANK OF OGDEN" *with capital stock of* FIVE HUNDRED THOUSAND DOLLARS ($500,000) *and that the said consolidation is approved.*

In testimony whereof, *witness my hand and Seal of Office this* SECOND *day of* OCTOBER, *1922*

J P Kane
Acting *Comptroller of the Currency.*

Charter No.

Consolidation No. 85
CHARTER NO. 2597.

COMPTROLLER OF THE CURRENCY
Form No. 1994

CERTIFICATE OF CHANGE OF CORPORATE TITLE.



No. 2597

TREASURY DEPARTMENT,

OFFICE OF THE COMPTROLLER OF THE CURRENCY,

Washington, D. C., January 18, 1923.

Whereas, *by satisfactory evidence presented to me, it appears that under authority of sections 2, 3, and 4 of the Act of Congress approved May 1, 1886, entitled "An Act to enable national banking associations to increase their capital stock and to change their names or location," shareholders owning two-thirds of the stock of the national banking association heretofore known as—*

"The First and Utah National Bank of Ogden*,"*

located in Ogden*, County of* Weber*,*

State of Utah*, have voted to change the name of said association to—*

~~*"The*~~ xxxxx "First Utah National Bank of Ogden*,"*

and have complied with all the provisions of the said Act relative to national banking associations changing their name,

Now, therefore, it is hereby certified, *that the name of the said association has been changed to—*

~~*"The*~~ xxxxx "First Utah National Bank of Ogden*,"*

and that such change of name is hereby approved under authority [illegible]

CERTIFICATE OF CHANGE OF CORPORATE TITLE



No. 2597.

Treasury Department

OFFICE OF THE COMPTROLLER OF THE CURRENCY

WASHINGTON, D. C., February 24, 1934.

Whereas, by satisfactory evidence presented to me, it appears that under authority of sections 2, 3, and 4, of the Act of Congress approved May 1, 1886, entitled "An Act to enable national banking associations to increase their capital stock and to change their names or location," shareholders owning two-thirds of the stock of the national banking association heretofore known as—

XXXX "First National Bank of Ogden,"

located in Ogden, County of Weber,

State of Utah, have voted to change the name of said association to—

XXXX "First Security Bank of Utah, National Association,"

and have complied with all the provisions of the said Act relative to national banking associations changing their name.

Now, therefore, it is hereby certified, that the name of the said association has been changed to—

XXXX "First Security Bank of Utah, National Association,"

and that such change of name is hereby approved under authority conferred by said Act.

RECEIVED
JUN 2 4 1996
BRAD D. HARDY

Comptroller of the Currency
Administrator of National Banks

Licensing Unit (Applications)
50 Fremont Street, Suite 3900
San Francisco, CA 94105
(415) 545-5900, FAX (415) 545-5925

June 20, 1996

Board of Directors
First Security Bank of Utah, N.A.
c/o First Security Corporation
Attn: Brad D. Hardy, EVP
Post Office Box 30006
Salt Lake City, Utah 84130

Re: Merger - First Security Bank of Idaho, N.A., Boise, Idaho into First Security Bank of Utah, N.A., Ogden, Utah, under the title of First Security Bank, N.A., Ogden, Utah. Control No: 96-WE-02-010

Dear Members of the Board:

This letter is the **official certification** of the Comptroller of the Currency to merge First Security Bank of Idaho, National Association, Boise, Idaho into First Security Bank of Utah, National Association, Ogden, Utah, **effective as of June 21, 1996. The resulting bank title is First Security Bank, National Association and charter number is 2597.**

This is also the official authorization given to First Security Bank, National Association to operate the branches of the target institution and to operate the main office of the target institution as a branch. Branches of a national bank target are not listed since they are automatically carried over to the resulting bank and retain their current OCC branch numbers.

Please be advised that the Charter Certificate for the merged bank, First Security Bank of Idaho, National Association, **must be returned to the Western District Office** for cancellation.

Very truly yours,

Robert G. Tornberg
Acting Director for Bank Supervision - Compliance and Analysis

Comptroller of the Currency
Administrator of National Banks

Large Bank Licensing, L/C #3-8
Washington, DC 20219

RECEIVED
MAY 0 4 2001
BRAD D. HARDY

May 1, 2001

Mr. Brad D. Hardy
Executive Vice President
First Security Corporation
Post Office Box 30006
Salt Lake City, Utah 84130

Dear Mr. Hardy:

This is to confirm that the Office of the Comptroller of the Currency (OCC) received your April 20, 2001 letter concerning the title change by First Security Bank, National Association, accompanied by the appropriate amendment to the Bank's articles of association. The OCC has recorded that as of April 21, 2001, the title of First Security Bank, National Association, Ogden, Utah, Charter Nr. 2597, was changed to Wells Fargo Bank Northwest, National Association.

As a result of the Garn-St. Germain Depository Institutions Act of 1982, the OCC is no longer responsible for the approval of national bank name changes nor does it maintain official records on the use of alternate titles. The retention of the rights to any previously used title is the responsibility of the Bank's board of directors. Legal counsel should be consulted to determine whether or not the new title, or previously used title, could be challenged by competing institutions under the provisions of federal or state law.

Sincerely,

Richard T. Erb
Licensing Manager

2001-ML-04-0001